UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 23, 2015

CTI BioPharma Corp.

(Exact Name of Registrant as Specified in its Charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3101 Western Avenue, Suite 600

Seattle, Washington 98121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On December 23, 2015, the Compensation Committee of the Board of Directors (the “Committee”) of CTI BioPharma Corp. (the “Company”) approved the following:

•	Grant of Stock Options. The Company’s grant of stock options on December 23, 2015 under the Company’s 2015 Equity Incentive Plan to each of the Company’s executive officers to acquire the following number of shares of the Company’s common stock: Dr. James A. Bianco (Chief Executive Officer and President) - 6,000,000 shares; Louis A. Bianco (Executive Vice President, Finance and Administration) - 1,600,000 shares; Dr. Jack W. Singer (Executive Vice President, Chief Scientific Officer, Interim Chief Medical Officer and Global Head of Translational Medicine) - 1,900,000 shares; Dr. Matthew Plunkett (Executive Vice President, Chief Business Officer) - 1,400,000 shares; and Bruce J. Seeley (Executive Vice President, Chief Commercial Officer) - 1,100,000 shares. Each option has a per share exercise price equal to the closing price of the Company’s common stock on the grant date and is scheduled to vest in semi-annual installments over a four-year period following the grant date.

•	Modification of LTIP Awards. The Company has previously granted long-term incentive plan awards (“LTIP Awards”) to each of the Company’s executive officers identified above that would vest if certain performance goals established by the Committee are achieved by December 31, 2016. If a particular performance goal is timely achieved, the number of underlying shares subject to an LTIP Award that vest on attainment of the goal will be determined by multiplying (i) the award percentage for that award corresponding to that particular performance goal by (ii) the total number of outstanding shares of the Company’s common stock as of the vesting date (determined on a non-fully diluted basis), subject to the applicable share limits of the Company’s equity incentive plan then in effect. For some executives, the LTIP Award consisted entirely of performance-based restricted stock units, while for other executives, a portion of the award consisted of performance-based restricted stock (with the number of shares retained by the executive if the goal is achieved being subject to adjustment to the extent the number of shares determined under the formula above is different from the number of restricted shares held by the executive that relate to the particular performance goal).

Under the revised program, each of the LTIP Awards have been modified so that as to any particular performance goal that is achieved after December 23, 2015 and on or before December 31, 2016, the executive will be granted a stock option with respect to the number of shares determined under the formula described above (as opposed to receiving or retaining such number of fully-vested shares). Each option will have an exercise price equal to the closing price of the Company’s common stock on the grant date (which will be the date the Committee certifies the performance goal is achieved) and will be scheduled to vest in semi-annual installments over a three-year period following the grant date. To the extent the executives have been issued any restricted shares pursuant to their LTIP Awards as described above that have not yet vested, they have agreed to forfeit those shares to the Company.

In addition, the LTIP Awards have been modified so that provisions for accelerated vesting of the award in connection with a termination of the executive’s employment or a change in control of the Company will apply only to the portion of the award that relates to the Company’s obtaining approval of a new drug application or a marketing authorization application for pacritinib and not to any of the other performance goals for the award.

•	Base Salary Increase and Elimination of Executive Perquisites. The Committee also approved an increase in Dr. Bianco’s annual base salary from $650,000 to $750,000 and the elimination of most perquisites provided to the Company’s executives, in each case effective January 1, 2016, and approved amendments to Dr. Bianco’s employment agreement with the Company to reflect these changes. The Company will continue to pay reasonable and necessary costs to maintain executives’ medical licenses and to provide certain life and disability insurance benefits to Dr. Bianco pursuant to his employment agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI BIOPHARMA CORP.

	By:	/s/ Louis A. Bianco
Date: December 23, 2015	Name :	Louis A. Bianco
	Title:	Executive Vice President, Finance and Administration